May 7, 2009	MEDIA AND INVESTOR RELATIONS CONTACT:	Karen L. Taylor
	Phone:	303/633-2913
	24-Hour:	303/809-9160

DCP MIDSTREAM PARTNERS REPORTS SOLID
FIRST QUARTER 2009 RESULTS

•	Diversified asset base delivers 1.4x distribution coverage
•	Record results for wholesale propane business

DENVER – DCP Midstream Partners, LP (NYSE: DPM), or the Partnership, today reported financial results for the three months ended March 31, 2009.

FIRST QUARTER HIGHLIGHTS

	Three Months Ended March 31,
	2009	2008
	(Unaudited) (Millions, except per unit amounts)
Net income (loss) attributable to partners	$22.1	$(6.5)
Net income (loss) per unit	$0.67	$(0.36)
Adjusted EBITDA	$39.4	$36.8
Adjusted net income attributable to partners	$21.9	$22.1
Adjusted net income per unit	$0.66	$0.77
Distributable cash flow	$27.6	$31.9

Increased adjusted EBITDA of $39.4 million for the three months ended March 31, 2009, as compared to $36.8 million for the same period in 2008, reflects strong results from our wholesale propane logistics segment and the addition of our Michigan acquisition, partially offset by the impact from operational downtime at our Discovery, Wyoming and East Texas assets.

Adjusted EBITDA, adjusted net income and adjusted net income per unit, which are non-generally accepted accounting principles (“non-GAAP”) financial measures, eliminate the impact of non-cash mark-to-market gains and losses which arise from valuing certain of the Partnership’s derivative transactions. Each are explained in greater detail under “Non-GAAP Financial Information” below and are reconciled to their most comparable GAAP financial measures, in “Reconciliation of Non-GAAP Measures” below.

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DISTRIBUTION AND DISTRIBUTABLE CASH FLOW

On April 28, 2009, the Partnership announced a quarterly distribution of $0.60 per limited partner unit.  Our distributable cash flow for the three months ended March 31, 2009, of $27.6 million provided a 1.4 times distribution coverage ratio.  Solid results were achieved despite operational disruptions and higher maintenance capital associated with the pipeline integrity and system enhancement work at our Wyoming gathering system.

Distributable cash flow, which is a non-GAAP financial measure, is explained in greater detail under “Non-GAAP Financial Information” below and is reconciled from net income or loss and from net cash provided by or used in operating activities, its most comparable GAAP financial measures, in “Reconciliation of Non-GAAP Measures” below.  Non-cash gains or losses associated with the mark-to-market accounting treatment of our commodity derivative instruments do not affect our distributable cash flow.

CEO PERSPECTIVE

“Our solid quarterly results highlight the strength and diversity of our business model,” said Mark Borer, president and CEO of the Partnership.  “Strong performance of our wholesale propane business was a key driver of our 1.4x distribution coverage ratio.  We are successfully delivering on the business plan actions we outlined in December, including the April acquisition of the 25.1 percent interest in the East Texas joint venture from DCP Midstream.  While we are still operating in a challenging economic environment, we are obviously pleased with our first quarter results.”

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ASSETS RETURNED TO FULL OPERATION

During March, the final repairs to Discovery’s offshore gathering system which was damaged during Hurricane Ike and the third and final phase of pipeline integrity and upgrades to our Wyoming gathering system were completed.  We also returned our East Texas assets to normal operation following the February fire caused by a third party underground pipeline rupture occurring just outside of our property line.  The processing complex resumed partial operations after approximately two weeks and both the processing complex and residue delivery system known as the Carthage Hub returned to full operation after approximately four weeks.

OPERATING RESULTS BY BUSINESS SEGMENT

Natural Gas Services — Adjusted segment gross margin increased $2.1 million to $30.6 million for the three months ended March 31, 2009, from $28.5 million for the same period in 2008.  The increase reflects the addition of our Michigan acquisition and volume growth in the Piceance Basin, partially offset by operational downtime at our Wyoming gathering system and somewhat lower gas throughput volumes in North Louisiana.

Segment operating and maintenance expense decreased $1.5 million to $6.2 million for the three months ended March 31, 2009, from $7.7 million for the same period in 2008.  Expenses include the addition of our Michigan acquisition, which were more than offset by our cost reduction efforts.

Equity earnings representing our 25 percent interest in the East Texas joint venture and 40 percent interest in the Discovery system was a loss of $2.6 million for the three months ended March 31, 2009, as compared to earnings of $16.8 million for the same period in 2008. Results reflect the impact of the hurricanes at our Discovery system and the third party caused pipeline rupture and fire near our East Texas facilities.  In the first quarter of 2008, results for Discovery and East Texas reflect a much stronger commodity price and processing environment.  Hedge settlements related to our commodity derivatives on our equity investments are included in adjusted segment gross margin.

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Wholesale Propane Logistics — Adjusted segment gross margin increased by $19.7 million to $25.6 million for the three months ended March 31, 2009, as compared to adjusted segment gross margin of $5.9 million for the same period in 2008. Results reflect a 9 percent increase in volumes driven by an increase in spot sales.  There was also a substantial increase in unit margins, approximately $6 million of which was attributable to the sale of inventory that was written down at the end of the fourth quarter of 2008.

NGL Logistics — Segment gross margin was $1.3 million for the three months ended March 31, 2009, as compared to segment gross margin of $1.9 million for the same period in 2008.  Results reflect lower throughput volumes due primarily to ethane rejection at certain connected processing plants early in the quarter.  Those plants have since resumed ethane extraction.

Segment gross margin and adjusted segment gross margin, which are non-GAAP financial measures, are explained in greater detail under “Non-GAAP Financial Information” below and are reconciled from segment net (loss) income, their most comparable GAAP financial measure, in “Reconciliation of Non-GAAP Measures” below.

CORPORATE AND OTHER

General and administrative expense, depreciation and amortization expense, and net interest expense for the three months ended March 31, 2009, as compared to the same period in 2008, reflect the addition of the Michigan acquisition.

New accounting rules (SFAS No. 160 and EITF 07-4) have changed the format of the income statement, balance sheet, and the way we calculate earnings per unit.  For simplicity, “net income (loss) attributable to partners” is equivalent to what was previously labeled “net income (loss)”.  Our prior year earnings per unit has also been restated to account for the new rules.

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COMMODITY DERIVATIVE ACTIVITY

We utilize mark-to-market accounting treatment for our commodity derivative instruments. Mark-to-market accounting rules require companies to record currently in earnings the difference between their contracted future derivative settlement prices and the forward prices of the underlying commodities at the end of the accounting period. Revaluing our commodity derivative instruments based on futures pricing at the end of the period creates an asset or liability and associated non-cash gain or loss. Realized gains or losses from cash settlement of the derivative contracts occur monthly as our physical commodity sales are realized or when we rebalance our portfolio.

For the first quarter 2009, derivative activity and total revenues included a non-cash gain of $0.3 million and current period hedge settlements received of $6.2 million, as compared to a non-cash loss of $28.3 million and hedge settlement payments of $9.1 million for the same period in 2008. While our earnings will continue to fluctuate as a result of the volatility in the commodity markets, our commodity derivative contracts help to stabilize distributable cash flows.

CAPITALIZATION

Our credit facility of $825 million is comprised of a revolver and term loan that mature in June 2012.  At March 31, 2009, we had $585 million outstanding under our revolver.  We also had $60 million of term loan outstanding, fully secured by restricted investments serving as collateral.  Due to the fully secured status of the term loan, balances outstanding are netted from total long-term debt to calculate our leverage ratio.  Our leverage ratio pursuant to our credit facility for the quarter ended March 31, 2009, was approximately 3.8x.

Our liquidity is comprised of available capacity under our revolver and the collateral securing our term loan that may be used to fund organic capital expenditures or acquisitions.  Our available liquidity at March 31, 2009, was approximately $240 million.

We mitigate a substantial portion of our interest rate risk with interest rate swaps which reduce our exposure to market rate fluctuations by converting variable interest rates to fixed interest rates. As of March 31, 2009, we had $575.0 million of our revolver debt converted to fixed rates through June 2012.  Our weighted average cost of debt under our revolving credit facility, including interest rate swaps, as of March 31, 2009, was 4.6 percent.

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EARNINGS CALL

DCP Midstream Partners will hold a conference call to discuss first quarter results on Friday, May 8, 2009, at 10 a.m. ET. The dial-in number for the call is 800-860-2442 in the United States or 412-858-4600 outside the United States. A live Webcast of the call can be accessed on the investor information page of DCP Midstream Partners’ Web site at http://www.dcppartners.com. The call will be available for replay until 9 a.m. ET on July 6, 2009, by dialing 877-344-7529, in the United States or 412-317-0088 outside the United States. The conference number is 426824. A replay and transcript of the broadcast will also be available on the Partnership’s Web site.

NON-GAAP FINANCIAL INFORMATION

This press release and the accompanying financial schedules include the non-GAAP financial measures of distributable cash flow, EBITDA, adjusted EBITDA, adjusted net income attributable to partners, adjusted net income per unit, gross margin, segment gross margin and adjusted segment gross margin. The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States of America, or GAAP. Our non-GAAP financial measures should not be considered an alternative to, or more meaningful than, net income or loss, operating income, cash flows from operating activities or any other measure of liquidity or financial performance presented in accordance with GAAP as measures of operating performance, liquidity or ability to service debt obligations and make cash distributions to unitholders. Our distributable cash flow, EBITDA, adjusted EBITDA, adjusted net income attributable to partners, adjusted net income per unit, gross margin, segment gross margin and adjusted segment gross margin may not be comparable to a similarly titled measure of another company because other entities may not calculate these measures in the same manner.

We define distributable cash flow as net cash provided by or used in operating activities, less maintenance capital expenditures, net of reimbursable projects, plus or minus adjustments for non-cash mark-to-market of derivative instruments, proceeds from divestiture of assets, noncontrolling interest on depreciation, net changes in operating assets and liabilities, and other adjustments to reconcile net cash provided by or used in operating activities. Maintenance capital expenditures are capital expenditures made where we add on to or improve capital assets owned, or acquire or construct new capital assets, if such expenditures are made to maintain, including over the long term, our operating capacity. Non-cash mark-to-market of derivative instruments is considered to be non-cash for the purpose of computing distributable cash flow because settlement will not occur until future periods, and will be impacted by future changes in commodity prices. Distributable cash flow is used as a supplemental liquidity measure by our management and by external users of our financial statements, such as investors, commercial banks, research analysts and others, to assess our ability to make cash distributions to our unitholders and our general partner.

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We define EBITDA (earnings before interest, taxes, depreciation and amortization) as net income or loss attributable to partners less interest income, plus interest expense, income tax expense and depreciation and amortization expense. We define adjusted EBITDA as EBITDA plus non-cash commodity derivative losses, less non-cash commodity derivative gains. These non-cash losses and gains result from the marking to market of certain financial derivatives used by the Partnership for risk management purposes that we do not account for under the hedge method of accounting. These non-cash losses or gains may or may not be realized in future periods when the derivative contracts are settled, due to fluctuating commodity prices.

EBITDA and adjusted EBITDA are used as supplemental liquidity and performance measures by our management and by external users of our financial statements, such as investors, commercial banks, research analysts and others, to assess:

•
the ability of our assets to generate cash sufficient to pay interest costs, support our indebtedness, make cash distributions to our unitholders and general partner, and finance maintenance expenditures;

•	financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	our operating performance and return on capital as compared to those of other companies in the midstream energy industry, without regard to financing methods or capital structure; and

•	viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

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We define adjusted net income attributable to partners as net income attributable to partners, plus non-cash derivative losses, less non-cash derivative gains. These non-cash derivative losses and gains result from the marking to market of certain financial derivatives used by the Partnership for risk management purposes that we do not account for under the hedge method of accounting. Adjusted net income attributable to partners is provided to illustrate trends in income excluding these non-cash derivative losses or gains, which may or may not be realized in future periods when derivative contracts are settled, due to fluctuating commodity prices.

We define gross margin as total operating revenues less purchases of natural gas, propane and NGLs, and we define segment gross margin for each segment as total operating revenues for that segment less commodity purchases for that segment. Our gross margin equals the sum of our segment gross margins. We define adjusted segment gross margin as segment gross margin plus non-cash derivative losses, less non-cash derivative gains for that segment. Gross margin, segment gross margin and adjusted segment gross margin are primary performance measures used by management, as these measures represent the results of product sales and purchases, a key component of our operations.

DCP Midstream Partners, LP (NYSE: DPM) is a midstream master limited partnership that gathers, processes, transports and markets natural gas and natural gas liquids and is a leading wholesale distributor of propane. DCP Midstream Partners, LP is managed by its general partner, DCP Midstream GP, LLC, which is wholly owned by DCP Midstream, LLC, a joint venture between Spectra Energy and ConocoPhillips. For more information, visit the DCP Midstream Partners, LP Web site at http://www.dcppartners.com.

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This press release may contain or incorporate by reference forward-looking statements as defined under the federal securities laws regarding DCP Midstream Partners, LP, including projections, estimates, forecasts, plans and objectives. Although management believes that expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to be correct. In addition, these statements are subject to certain risks, uncertainties and other assumptions that are difficult to predict and may be beyond our control. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, the Partnership’s actual results may vary materially from what management anticipated, estimated, projected or expected. Among the key risk factors that may have a direct bearing on the Partnership’s results of operations and financial condition are:

•
the extent of changes in commodity prices, our ability to effectively limit a portion of the adverse impact of potential changes in prices through derivative financial instruments, and the potential impact of price on natural gas drilling, demand for our services, and the volume of NGLs and condensate extracted;

•	general economic, market and business conditions;

•	the level and success of natural gas drilling around our assets, and our ability to connect supplies to our gathering and processing systems in light of competition;

•	our ability to grow through acquisitions, contributions from affiliates, or organic growth projects, and the successful integration and future performance of such assets;

•
our ability to access the debt and equity markets, which will depend on general market conditions, interest rates and our ability to effectively limit a portion of the adverse effects of potential changes in interest rates by entering into derivative financial instruments, and our ability to comply with the covenants to our credit agreement;

•	our ability to purchase propane from our principal suppliers for our wholesale propane logistics business;

•
our ability to construct facilities in a timely fashion, which is partially dependent on obtaining required building, environmental and other permits issued by federal, state and municipal governments, or agencies thereof, the availability of specialized contractors and laborers, and the price of and demand for supplies;

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•	the creditworthiness of counterparties to our transactions;

•	weather and other natural phenomena, including their potential impact on demand for the commodities we sell and our third-party-owned infrastructure;

•	changes in laws and regulations, particularly with regard to taxes, safety and protection of the environment or the increased regulation of our industry;

•	our ability to obtain insurance on commercially reasonable terms, if at all, as well as the adequacy of the insurance to cover our losses;

•
industry changes, including the impact of consolidations, increased delivery of liquefied natural gas to the United States, alternative energy sources, technological advances and changes in competition; and

•	the amount of collateral we may be required to post from time to time in our transactions.

Investors are encouraged to closely consider the disclosures and risk factors contained in the Partnership’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Information contained in this press release is unaudited, and is subject to change.

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DCP MIDSTREAM PARTNERS, LP
FINANCIAL RESULTS AND
SUMMARY BALANCE SHEET DATA
(Unaudited)

	Three Months Ended March 31,
	2009	2008
	(Millions, except per unit amounts)

Sales of natural gas, propane, NGLs and condensate	$217.7	$362.7
Transportation, processing and other	15.9	12.1
Gains (losses) from commodity derivative activity, net	7.0	(37.1)
Total operating revenues	240.6	337.7
Purchases of natural gas, propane and NGLs	182.8	329.7
Gross margin	57.8	8.0
Operating and maintenance expense	(9.2)	(10.6)
General and administrative expense	(5.8)	(5.5)
(Losses) earnings from equity method investments	(2.2)	17.2
Net income attributable to noncontrolling interests	(0.9)	(0.6)
EBITDA	39.7	8.5
Depreciation and amortization expense	(10.4)	(8.5)
Interest expense, net	(7.1)	(6.5)
Income tax expense	(0.1)	—
Net income (loss) attributable to partners	$22.1	$(6.5)
General partner interest in net income or net loss	(3.2)	(2.6)
Net income (loss) allocable to limited partners	$18.9	$(9.1)

Net income (loss) per limited partner unit—basic and diluted	$0.67	$(0.36)

Weighted-average limited partner units outstanding—basic and diluted	28.2	24.9

	March 31, 2009	December 31, 2008
	(Millions)

Cash and cash equivalents	$12.0	$48.0
Other current assets	106.3	117.2
Restricted investments (a)	60.2	60.2
Property, plant and equipment, net	646.5	629.3
Other long-term assets	324.5	325.3
Total assets	$1,149.5	$1,180.0

Current liabilities	$105.8	$124.8
Long-term debt (a)	645.0	656.5
Other long-term liabilities	35.0	34.9
Partners’ equity	331.1	329.1
Noncontrolling interests	32.6	34.7
Total liabilities and equity	$1,149.5	$1,180.0

(a) Long-term debt includes $60.0 million outstanding on the term loan portion of our credit facility as of March 31, 2009 and December 31, 2008. These amounts are fully secured by restricted investments.

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DCP MIDSTREAM PARTNERS, LP
RECONCILIATION OF NON-GAAP MEASURES
(Unaudited)

	Three Months Ended March 31,
	2009	2008
	(Millions, except per unit amounts)
Reconciliation of Non-GAAP Measures:

Net income (loss) attributable to partners	$22.1	$(6.5)
Interest expense, net	7.1	6.5
Depreciation and amortization expense	10.4	8.5
Income tax expense	0.1	—
EBITDA	39.7	8.5
Non-cash commodity derivative mark-to-market	(0.3)	28.3
Adjusted EBITDA	39.4	36.8
Interest expense, net	(7.1)	(6.5)
Depreciation and amortization expense	(10.4)	(8.5)
Income tax expense	(0.1)	—
Non-cash interest rate derivative mark-to-market	0.1	0.3
Adjusted net income attributable to partners	21.9	22.1
Maintenance capital expenditures, net of reimbursable projects	(7.2)	(0.5)
Distributions from equity method investments, net of losses and earnings, respectively	2.7	2.0
Depreciation and amortization expense	10.4	8.5
Noncontrolling interest on depreciation	(0.2)	(0.2)
Distributable cash flow	$27.6	$31.9

Adjusted net income attributable to partners	$21.9	$22.1
General partner interest in net income	(3.2)	(2.9)
Adjusted net income allocable to limited partners	$18.7	$19.2

Adjusted net income per unit	$0.66	$0.77

Net cash provided by operating activities	$26.6	$25.1
Interest expense, net	7.1	6.5
Income tax expense	0.1	—
Distributions from equity method investments, net of losses and earnings, respectively	(2.7)	(2.0)
Net changes in operating assets and liabilities	9.6	(21.0)
Other, net	(1.0)	(0.1)
EBITDA	39.7	8.5
Non-cash commodity derivative mark-to-market	(0.3)	28.3
Adjusted EBITDA	39.4	36.8
Interest expense, net	(7.1)	(6.5)
Income tax expense	(0.1)	—
Maintenance capital expenditures, net of reimbursable projects	(7.2)	(0.5)
Distributions from equity method investments, net of losses and earnings, respectively	2.7	2.0
Non-cash interest rate derivative mark-to-market	0.1	0.3
Noncontrolling interest on depreciation	(0.2)	(0.2)
Distributable cash flow	$27.6	$31.9

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DCP MIDSTREAM PARTNERS, LP
SEGMENT FINANCIAL RESULTS AND OPERATING DATA
AND RECONCILIATION OF NON-GAAP MEASURES
(Unaudited)

	Three Months Ended March 31,
	2009	2008
	(Millions, except as indicated)

Natural Gas Services Segment:
Financial results:
Segment net income (loss) attributable to partners	$11.3	$(1.8)
Operating and maintenance expense	6.2	7.7
Depreciation and amortization expense	9.7	7.8
Losses (earnings) from equity method investments	2.6	(16.8)
Net income attributable to noncontrolling interests	0.9	0.6
Segment gross margin	30.7	(2.5)
Non-cash commodity derivative mark-to-market	(0.1)	31.0
Adjusted segment gross margin	$30.6	$28.5

Operating data:
Natural gas throughput (MMcf/d)	930	829
NGL gross production (Bbls/d)	16,374	25,191

Wholesale Propane Logistics Segment:
Financial results:
Segment net income attributable to partners	$22.8	$5.6
Operating and maintenance expense	2.7	2.7
Depreciation and amortization expense	0.3	0.3
Segment gross margin	25.8	8.6
Non-cash commodity derivative mark-to-market	(0.2)	(2.7)
Adjusted segment gross margin	$25.6	$5.9

Operating data:
Propane sales volume (Bbls/d)	37,092	33,914

NGL Logistics Segment:
Financial results:
Segment net income attributable to partners	$1.0	$1.7
Operating and maintenance expense	0.3	0.2
Depreciation and amortization expense	0.4	0.4
Earnings from equity method investments	(0.4)	(0.4)
Segment gross margin	$1.3	$1.9

Operating data:
NGL pipelines throughput (Bbls/d)	23,969	31,876

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